EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Mark Hord ViewPoint Financial Group, Inc. 972-578-5000, Ext. 7440

VIEWPOINT FINANCIAL GROUP, INC. COMPLETES SECOND STEP CONVERSION AND
$198.6 MILLION STOCK OFFERING

PLANO, Texas, July 7, 2010 — ViewPoint Financial Group, Inc. (the “Company”) (NasdaqGS: VPFGD), the holding company for ViewPoint Bank, announced today that it has completed its conversion from the mutual holding company structure and related public stock offering and is now a stock form holding company that is 100% owned by public stockholders. The Company sold a total of 19,857,337 shares of common stock at a purchase price of $10.00 per share in the offering, including 1,588,587 shares purchased by the ViewPoint Bank Employee Stock Ownership Plan.

As a result of the conversion and offering, the Company, a newly formed stock corporation, became the holding company for ViewPoint Bank, and ViewPoint MHC and the existing ViewPoint Financial Group (“Old ViewPoint”) have ceased to exist. All outstanding shares of Old ViewPoint common stock (other than those owned by ViewPoint MHC) have been converted into the right to receive 1.40 shares of Company common stock. Cash in lieu of fractional shares will be paid at a rate of $10.00 per share. As a result of the offering and the exchange, the Company will have approximately 34,900,820 shares outstanding and a market capitalization of approximately $349.0 million, based on the public offering price of $10.00 per share.

The shares of common stock sold in the offering and issued in the exchange will begin trading on the NASDAQ Global Select Market on July 7, 2010 under the symbol VPFGD for a period of 20 trading days. Thereafter, the trading symbol will be VPFG. Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about July 7, 2010. Old ViewPoint shareholders holding shares in street name or in book-entry form will receive shares of Company common stock in their accounts. Old ViewPoint shareholders holding shares in certificated form will be mailed a letter of transmittal on or about July 9, 2010 and receive their shares of Company common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.

Sandler O’Neill & Partners, L.P. managed the subscription and community offering and acted as sole book-running manager of the syndicated community offering. Sterne, Agee & Leach, Inc. acted as co-manager of the syndicated community offering. Silver Freedman & Taff, L.L.P. acted as legal counsel to the Company and Old ViewPoint in connection with the offering and conversion.

ViewPoint Financial Group, Inc. is the holding company for ViewPoint Bank. ViewPoint Bank operates 23 community bank offices and 16 loan production offices. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of ViewPoint Financial Group, Inc. and ViewPoint Bank that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that affect ViewPoint Bank’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect the operation of ViewPoint Financial Group, Inc. and ViewPoint Bank.